CONTRACT
                                    --------

               Between Quintiles Scotland Ltd and CollaGenex Inc.
               --------------------------------------------------

                    Quintiles Project Number: CPF00700 series
                    -----------------------------------------

To conduct the following:
A programme of Preclinical safety protocols and support studies with COL-8 as listed below. The programme of work is defined in the proposal dated 20 March 1998 and amended at the meeting of 16 April 1998.

Price:
------
Analytical Chemistry          Transfer and validate HPLC method for             32,000 (pounds)
                              QC testing and supply for toxcology studies.

Safety Pharmacology           Irwin test, Renal and GI function in rodent       14,400 (pounds)
                              Respiration, haemodynamics and ECG in primate     48,000 (pounds)

Toxicology                    Acute toxicity (i.v. and oral) in rat and mouse   19,300 (pounds)
                              14 day rat  dose  finding study                    8,500 (pounds)
                              90 day rat repeat dose study  (with  interim     116,000 (pounds)
                              kill)
                              Satellite  animals for toxicokinetics             18,000 (pounds)
                              14 day primate MTD                                20,000 (pounds)
                              90 day primate repeat dose study                 271,000 (pounds)
                              (with interim kill)

Bioanalysis/toxicokinetics    Transfer and validate hplc bioanalytical method   12,000 (pounds)
                              (rat and primate plasma)
                              Bioanalysis rat (216 samples)                      6,264 (pounds)
                              Bioanalysis primate  (324   samples)               9,396 (pounds)
                              PK analysis and toxicokinetic report appendices    9,400 (pounds)

Project Management            Management and coordination of Project activities 38,750 (pounds)

                                    Quintiles Total Fee                        623,010 (pounds)

Payment Schedule:
Services will be billed on the basis of an initial payment of direct costs plus 20% of the cost of the services provided with the balance distributed as milestone payments over the duration of the programme. A payment schedule based on these criteria will be generated and agreed between CollaGenex and Quintiles once the schedule for the programme has been finalised. This will be reviewed as the studies progress and any amendments made if the schedule or scope of the work changes.

Special conditions:
1) Any meeting, shipping or travel costs incurred outsidethe confines of Quintiles' facilities in connection with the performance of this project will be invoiced in addition to the above. 2) Sufficient test article, solubility and formulation information and material safety data sheets are delivered to Quintiles seven days prior to the initiation phase of the programme (formulation sciences and bioanalytical method development).

Work will be performed in accordance with Quintiles Standard Terms and Conditions as specified overleaf.

SIGNED on BEHALF of                                          SIGNED on BEHALF of
Quintiles Scotland Ltd.                                      CollaGenex


/s/PP WR Rush                                          /s/Christopher Powala
-----------------------------------------              -------------------------
Dr. DJ Graham, Director of Preclinical Sciences        Christopher Powala
Date:    22 April 1998                                 Date:    28 April 1998

Quintiles Scotland Ltd                            CollaGenex Pharmaceutical Inc.
Heriot-Watt University Research Park              301 South State Street
Edinburgh EH14 4AP, UK.                           Newtown, 18940 USA

                              TERMS and CONDITIONS

In these Terms and Conditions the term "Contract" shall mean these Terms and Conditions, the Contract set out overleaf and the attached protocol.

1.0 The Contract shall commence on the date executed by both parties as specified overleaf and shall continue in effect until such time as contract services described overleaf have been completed unless terminated earlier by Sponsor or Quintiles.

2.0 It is understood that during the course of the Contract Quintiles and its employees may be exposed to material and information which is confidential to Sponsor. All such material and information, made available, disclosed or otherwise made known to Quintiles and its employees as a result of services under this Contract (hereinafter "Sponsor Confidential Information") is confidential information belonging to Sponsor. All information regarding Quintiles' operations, including but not limited to Quintiles Property (as defined in Clause
         4.0 below), disclosed to Sponsor in connection with this Agreement is confidential information belonging to Quintiles (the "Quintiles Confidential Information", and together with the Sponsor Confidential Information, the "Confidential Information"). The Confidential Information shall be used by the receiving party and its employees only for purposes of performing the receiving party's obligations hereunder. Each party agrees that it will not reveal, publish or otherwise disclose the Confidential Information of the other party to any third party without the prior written consent of the disclosing party, provided that the foregoing obligations shall not apply to Confidential Information which: (a) is or becomes generally available to the public other than as a result of a disclosure by the receiving party; (b) becomes available to the receiving party on a non-confidential basis from a source which is not prohibited from disclosing such information by a legal, contractual or fiduciary obligation to the disclosing party; (c) the receiving party develops independently of any disclosure by the disclosing party; (d) was in the receiving party's possession or known to the receiving party prior to its receipt from the disclosing party; or (e) is required by law to be disclosed. This obligation of confidentiality and non-disclosure shall remain in effect for a period of five years after the termination of this Agreement.

3.0 Publication by the Sponsor of any information or document relating to or arising as a result of the provision of the Contract services (with the exception of information or reports submitted to a competent regulatory authority)( shall not without the prior written consent of Quintiles directly or indirectly identify or otherwise refer to Quintiles in connection therewith and, in particular, no reference shall be made to Quintiles in connection with any conclusion or opinion of Sponsor and no report or extract from such a report or reference to Quintiles shall be used to endorse or imply approval of any product of Sponsor or the use or proposed use of any product of Sponsor.

4.0 All data and information necessary for Quintiles to conduct project assignments will be forwarded by Sponsor to Quintiles. All data and information generated or derived by Quintiles as the result of services performed by Quintiles under this agreement shall be the exclusive property of Sponsor. Any inventions that may evolve from the data and information described above or as the results of the services performed by Quintiles under the Contract shall belong to Sponsor and Quintiles agrees to assign all its rights to such inventions to Sponsor.

         Notwithstanding the foregoing, Sponsor acknowledges that Quintiles possesses certain inventions, processes, know-how, trade secrets, improvements, other intellectual properties and other assets, including but not limited to laboratory analyses, analytical methods, procedures and techniques, computer technical expertise and software, which have been independently developed by Quintiles (collectively "Quintiles Property"). The Sponsor and Quintiles agree that any Quintiles Property or improvements thereto which are used, improved, modified or developed by Quintiles under or during the term of this Agreement are the product of Quintiles' technical expertise possessed and developed by Quintiles prior to or during the performance of this Agreement and are the sole and exclusive property of Quintiles.

         Subject to the provisions of paragraph 14.0., at the completion of the contract services by Quintiles, all raw data including paper data, wet tissues, wax blocks, microscope slides, computer tapes and other materials as appropriate will be retained in the archive of Quintiles for a period of two (2) years. After this time, Sponsor will be given the option to (i) accept the return of archive material at their expense, (ii) pay an annual fee for continued storage, (iii) request destruction.

5.0 For the purposes of the Contract, the parties hereto are independent contractors and nothing contained in the Contract shall be construed to place them in the relationship of partners, principle and agent, employer/employee or joint venturers. Each party agrees that it shall have no power or right to bind or obligate the other party, nor shall either party hold itself out as having such authority.

6.0 Quintiles agrees its services shall be conducted in compliance with the agreed protocol(s) and specifications and with all applicable laws, rules and regulations.

7.0 Quintiles represents and warrants to Sponsor that it is not a party to any agreement which would prevent it from fulfilling its obligations under the Contract.

8.0 In order for Quintiles to comply with the Health and Safety at Work Act 1974 and any applicable regulation made pursuant thereto it is a condition of Quintiles providing the contract services that Sponsor shall provide Quintiles with all information available to it regarding known or potential hazards associated with the use of any substances supplied to Quintiles by Sponsor and that Sponsor shall comply with all current legislation and regulations concerning the shipment of substances by the land, sea or air.

9.0 Neither Quintiles nor its affiliates nor any of its or their respective directors, officers, employees or agents shall have any liability whatsoever under this Agreement or otherwise except with respect to damages directly attributable solely to Quintiles' gross negligence or intentional misconduct. Notwithstanding the foregoing, neither Quintiles nor its affiliates nor any of its or their respective directors, officers, employees or agents shall have any liability for any special, incidental, or consequential damages, including, but not limited to loss of revenue or profit in connection with or arising out of the Contract, or the existence, furnishing, functioning, or Sponsor's use of any information documentation or services provided pursuant to the Contract, even if Quintiles shall have been advised of the possibility of such damages. In addition, in no event shall the collective, aggregate liability of Quintiles and its affiliates and its and their respective directors, officers, employees and agents under this Agreement exceed the amount of aggregate fees actually received by Quintiles from Sponsor pursuant to this Agreement for the assignment or task from which such liability arose.

10.0 Sponsor shall defend, indemnify and hold harmless Quintiles, its affiliates and its and their respective directors, officers, employees and agents (each, an "Indemnified Party") from and against any and all losses, claims, actions, damages, liabilities, costs and expenses, (including reasonable legal costs) (collectively, "Losses"), relating to or arising from or in connection with this Agreement (including, without limitation, any Losses arising from or in connection with any study, test, product or potential product to which this Agreement relates) or any litigation, investigation or other proceeding relating to any of the foregoing, except to the extent such Losses are determined to have resulted solely from gross negligence or intentional misconduct of the Indemnified Party seeking indemnity hereunder.

11.0 Where Quintiles advises on the construction of a protocol for a study involving human volunteers, the Sponsor agrees any advice relating to the clinical phase of the study is given on the basis that under no circumstances whatsoever will Quintiles be under any liability whatsoever to Sponsor or to any third party for such advice or for any loss or damage howsoever caused consequential upon the giving of such advice and it is at all times Sponsor's responsibility to obtain all appropriate and necessary verifications of the safety and suitability of such a protocol.

12.0 The Contract may be terminated by Sponsor or Quintiles at any time on thirty (30) days written notice to the other party. On receipt or delivery of such notification by Quintiles work will be terminated in accordance with Sponsor's instructions and Sponsor will then be charged a final instalment to include all costs associated with the
         termination,  such   instalment  to be  paid  on  presentation  of  the
         account.

13.0 In the event that the Contract is terminated, Quintiles reserves the right to retain copies of all material provided to Sponsor as the result of services performed by Quintiles under the contract for a period of five (5) years.

14.0 In the event Quintiles shall be delayed or hindered in or prevented from the performance of any act required hereunder by reasons of strike, lockouts, labour troubles, inability to procure materials, failure of power or restrictive government or judicial orders, or decrees, riots, insurrection, war, Acts of God, inclement weather or any other reason or cause beyond Quintiles' control performance of such act shall be excused for the period of the delay.

15.0 Quintiles agrees to furnish and Sponsor agrees to purchase the services as described overleaf at the prices stated. All payments will be made in accordance with the schedule referred to overleaf. The final payment may be adjusted to reflect any budget re-evaluations.

         All payments shall be made to Quintiles within thirty (30) days of receipt of invoice by Sponsor. Sponsor shall pay Quintiles interest in an amount equal to four percent (4%) above the base interest rate established by Hambros Bank Limited per month of all amounts owing hereunder and not paid when due (or the maximum lesser amount permitted by applicable law).

16.0 Quintiles shall be reimbursed for all reasonable and necessary travel and lodging expenses incurred in the performance of services provided herein which have been expressly requested or approved by Sponsor. Payment for such services shall be made by Sponsor within thirty (30) days of receipt by Sponsor of invoices or other evidence of such expenditure.

17.0 Any times quoted for the commencement of the contract services or delivery of a report are intended to be estimates only and shall not involve any contractual obligation on Quintiles' part.

18.0 Any notice given by either party hereunder shall be in writing and delivered personally or by registered or certified mail to the address shown on the overleaf.

19.0 All provisions of these Terms and Conditions and the Contract are subject to English law.

20.0 If any one or more provisions of these Terms and Conditions shall be found to be illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

21.0 These Terms and Conditions shall govern the provision of the contract services by Quintiles to the exclusion of any other terms and conditions subject to which the offer to provide the contract services is accepted or purported to be accepted or subject to which the provision of the contract services is requested by Sponsor.

22.0 The Contract contains the entire understanding of the parties with respect to the subject matter herein, and supersedes all previous agreement (oral or written), negotiations and discussions. The parties may, from time to time during the continuance of the Contract, modify any of the provisions hereof by an instrument in writing duly executed by the parties.